Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-162185) on Form S-8 of Energy Partners, Ltd. and subsidiaries, and the inclusion in this Current Report on Form 8-K/A of Energy Partners, Ltd., of our report dated March 1, 2011, relating to the audited statements of revenues and direct operating expenses of the properties acquired from Anglo-Suisse Offshore Partners, LLC for each of the fiscal twelve-month periods in the three-year period ended December 31, 2010.

/s/ UHY LLP

Houston, Texas

March 23, 2011